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                                                                    Exhibit 99.1

                       TECHNOLOGY INVESTMENT CAPITAL CORP.
                         8 Sound Shore Drive, Suite 255
                               Greenwich, CT 06830
                     Tel: (203) 983-5275 Fax: (203) 983-5290



                   TICC ANNOUNCES $10 MILLION TRANSACTION WITH
                          ADVANCED AESTHETICS INSTITUTE

Greenwich, CT - March 31, 2004 - Technology Investment Capital Corp. (Nasdaq:
TICC) announced today that it has completed a $10 million debt transaction with Advanced Aesthetics Institute (AAI) in the form of senior secured notes with warrants. Advanced Aesthetics Institute is the first company offering integrated aesthetic services with technologically measurable results.

"AAI will be able to accelerate its growth strategy and its ongoing commitment to cosmetic medical advancements as a result of this debt financing," says Richard Rakowski, AAI's Chairman. "TICC's investment in AAI reflects its recognition of the value associated with utilizing breakthrough technologies to achieve a higher level of results and consumer satisfaction in the aesthetic-improvement industry. We are thrilled to be partnered with a group that shares our vision." AAI is backed by Kidd & Company and L Capital.

ABOUT ADVANCED AESTHETICS INSTITUTE

Advanced Aesthetics has created and is expanding the industry's first integrated, branded source for aesthetic-improvement services and products that provide predictable results inside a trusted, high-service environment. AAI utilizes credentialed cosmetic medical practitioners that deliver protocol-driven procedures that are overseen by a market leading team of cosmetic medical thought leaders and Johns Hopkins Medicine.

In addition, AAI is the first aesthetic services provider with the ability to track and document treatment outcomes. AAI uses a host of mature and evolving technologies for measuring the efficacy of skin care, surgical and dental interventions, which includes detailed analysis of skin quality, facial feature symmetry and the potential for smile/dental improvements.


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ABOUT KIDD & COMPANY, LLC

Kidd & Company, based in Greenwich, CT, is an operationally oriented investment firm that develops funds and operates investment strategies to build large businesses that address large unmet market needs. www.kiddcompany.com.

ABOUT L CAPITAL

L Capital is a $300 million private equity investment fund sponsored by Louis Vuitton Moet Hennessy (LVMH), the large French luxury goods company. The fund focuses on the development of aspirational brands of consumer goods and services in Western Europe and the U.S.

ABOUT TECHNOLOGY INVESTMENT CAPITAL CORP.

Technology Investment Capital Corp. is a publicly-traded business development company primarily engaged in providing capital to small to mid-size technology-related companies. While the structures of our investments vary, we look to invest primarily in the debt of established technology-related businesses. Companies interested in learning more about TICC's financing opportunities should contact Barry Osherow at (203) 661-9572 or visit our website at www.ticc.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.